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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  ____________

                                    FORM 8-K
                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15 (D)
                   OF THE SECURITIES AND EXCHANGE ACT OF 1934

                             ______________________

               Date of Report (Date of earliest event reported):
                               February 27, 1996


                                 W.H. BRADY CO.


             (Exact name of registrant as specified in its charter)





      Wisconsin                     0-12730                    39-0178960
(State or other jurisdiction     (Commission                 (I.R.S. Employer
    of incorporation)             File Number)              Identification No.)


                     6555 West Good Hope Road, P.O. Box 571
                            Milwaukee, WI 53201-0571
                    (Address of principal executive offices)

                                 (414) 358-6600
              (Registrant's telephone number, including area code)





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Item 5.  Other Events.

   On February 27, 1996, W.H. Brady Co. entered into an Agreement and Plan of Merger (the "Agreement") with Varitronic Systems, Inc. Pursuant to the Agreement on February 29, 1996, VSI Acquisition Co., a Minnesota corporation (which is a wholly-owned subsidiary of Brady USA, Inc., a Wisconsin corporation ("BUSA") which is a wholly-owned subsidiary of W.H. Brady) began a tender offer (the "Offer") to purchase all of the shares of Varitronic Systems, Inc. common stock. The Agreement provides that, among other things, as soon as practicable after the purchase of shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Agreement, all in accordance with the relevant provisions of the Minnesota Business Corporation Act ("MBCA"), VSI Acquisition Co. will be merged with and into Varitronic Systems, Inc. (the "Merger"). Following consummation of the Merger, Varitronic Systems, Inc. will continue as the surviving corporation and will be an indirect wholly-owned subsidiary of W.H. Brady. At the effective time of the Merger, each issued and outstanding share (other than shares owned by Varitronic Systems, Inc., W.H. Brady, or any subsidiary of either, including VSI Acquisition Co. and BUSA, or shares with respect to which appraisal rights are properly exercised under the
MBCA) will be converted into and represent the right to receive $17.50 (or any higher price that may be paid for each share pursuant to the Offer) in cash, without interest thereon. If all of the outstanding shares and shares covered by employee stock option plans are tendered, the aggregate purchase price is estimated at $46 million. A copy of the press release announcing the signing of the Agreement is attached as Exhibit 1.




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Item 7.  Financial Statements and Exhibits.

     Exhibits. The following exhibits are filed herewith;

         99.1  Text of press release, dated February 27, 1996.




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                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    W.H. BRADY CO.


March 6, 1996                       By:/s/ Thomas E. Scherer
-------------                       ---------------------------------
Date                                Thomas E. Scherer
                                    Vice President and Controller




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